EXHIBIT 16.1

                      Elliott, Davis & Company, LLP

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen/Ladies:

     This letter is provided by Elliott, Davis & Company, LLP in connection with that certain Current Report on Form 8-K of Carolina First Corporation dated March 15, 1995, which Current Report concerns Carolina First Corporation's selection of KPMG Peat Marwick as the Company's independent auditors for the 1995 fiscal year.

    Elliott, Davis & Company, LLP hereby confirms that it agrees with the contents and disclosure set forth in the above-referenced Current Report.

                                  Elliott, Davis & Company, LLP